                                                                  EXHIBIT (d)(2)

                              AMENDMENT NUMBER ONE
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT

This Amendment Number One, dated November 1, 2004, to the Investment Advisory Agreement, dated February 4, 1999 (the "Agreement"), by and between Van Kampen Equity Trust (the "Trust"), a Delaware statutory trust, on behalf of its series, Van Kampen Small Cap Value Fund (the "Fund"), and Van Kampen Asset Management (the "Advisor," successor in interest of Van Kampen Investment Advisory Corp.), a Delaware statutory trust, hereby amends the terms and conditions of the Agreement in the manner specified herein.

                              W I T N E S S E T H

WHEREAS, the Board of Trustees of the Trust at a meeting held on September 23, 2004 has approved a reduction in the investment management fee payable by the Fund to the Adviser; and

WHEREAS, the parties desire to amend and restate Section 2.(a) of the Agreement relating to the investment management fee.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, as follows:

  Section 2.(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

2.(a) Fee. For the services and facilities described in Section 1, the Fund will accrue daily and pay to the Adviser at the end of each calendar month an investment management fee computed based on a fee rate (expressed as a percentage per annum) applied to the average daily net assets of the Fund as follows:


          AVERAGE DAILY                 FEE AS A PERCENT PER ANNUM
          NET ASSETS                    OF AVERAGE DAILY NET ASSETS
          ------------------            ---------------------------
          First $500 million                      0.670%
          Next $500 million                       0.645%
          Over $1 million                         0.620%

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


     VAN KAMPEN EQUITY TRUST on behalf       VAN KAMPEN ASSET MANAGEMENT
     of its series, VAN KAMPEN
     SMALL CAP VALUE FUND

     By:                                     By:
         /s/ Ronald E. Robison                   /s/ Edward C. Wood, III
         ---------------------                   -----------------------
          Ronald E. Robison                        Edward C. Wood, III
          Executive Vice President                 Managing Director
          and Principal Executive Officer